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                                                                   EXHIBIT 99(A)

                         INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
American Honda Finance Corporation

Members of the Board:

We have examined management's assertion about American Honda Finance Corporation's (the Company's) compliance with the minimum servicing standards set forth in the Mortgage Bankers Association of America Uniform Single Attestation Program for Mortgage Bankers, as they relate to the servicing of retail automobile loan contracts, as of and for the year ended March 31, 2002 included in the accompanying management's assertion. The minimum servicing standards not considered by the Company to be applicable to the servicing of retail automobile loans include procedures 2, 3 and 4 of section I - Custodial Bank Accounts, procedures 1, 2, 3 and 4 of section III - Disbursements and procedures 2, 3 and 4 of section V - Mortgage Loan Accounting. Management is responsible for the Company's compliance with the applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, including examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

Our examination disclosed the following material noncompliance with insurance requirements applicable to the Company as of and for the year ended March 31, 2002. The Company was not in compliance with minimum servicing standards for maintaining an errors and omissions policy effective during the year ended March 31, 2002.

In our opinion, except for the material noncompliance described in the third paragraph, American Honda Finance Corporation has complied, in all material respects, with the aforementioned minimum servicing standards as of and for the year ended March 31, 2002.


/s/ KPMG LLP

September 23, 2003